Exhibit 99.1
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
          On September 30, 2005, Visteon Corporation (the “Company”) and certain of its subsidiaries transferred to Automotive Components Holdings, LLC (“ACH”) certain assets associated with twenty-three of its North American facilities. On October 1, 2005, the Company sold to an affiliate of Ford Motor Company (“Ford”) all of the capital stock of Automotive Components Holdings, Inc. (“Holdings”), a wholly-owned subsidiary of the Company and parent of ACH. In connection with these transactions, among other things (together with the foregoing, the “Transactions”):
•	the Company received a payment of $311 million (which is subject to post-closing adjustment);

•	Ford forgave and assumed certain liabilities and obligations of the Company;

•	ACH and Ford agreed to lease approximately 5,000 salaried employees of the Company and to terminate the lease by the Company of certain Ford hourly employees;

•	the Company agreed to provide, at cost, certain transition services to ACH;

•	the Company issued a warrant to Ford to purchase 25 million shares of the Company’s common stock;

•	Ford paid $400 million into an escrow account to be used for certain qualified restructuring expenses of the Company;

•	Ford agreed to reimburse the Company for up to $150 million of qualifying severance costs associated with leased salaried employees; and

•	the Funding Agreement and the Master Equipment Bailment Agreement dated as of March 10, 2005, and as amended, between the Company and Ford, and the related benefits provided by these agreements, were terminated.
          The following unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2005 and the year ended December 31, 2004 give effect to the Transactions as if they had occurred as of January 1, 2004. The following unaudited pro forma consolidated balance sheet as of September 30, 2005 gives effect to the Transactions as if they had occurred on September 30, 2005.
          If the sale had occurred on September 30, 2005, the Transactions would have resulted in an estimated gain of approximately $1.7 billion to $1.8 billion, which is subject to change based on post closing adjustments. This estimated gain includes approximately $2.7 billion related to the forgiveness of postretirement benefits payable to Ford and other assumed liabilities, less the net assets of the transferred facilities and other consideration. This estimated gain is not reflected in the pro forma consolidated statement of operations because it is nonrecurring; an estimated gain of $1.8 billion has been used for purposes of the pro forma consolidated balance sheet as of September 30, 2005. In addition, the Company incurred asset impairment charges of $920 million during the nine months ended September 30, 2005 related to the facilities transferred to ACH as part of the Transactions.
          The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The actual amounts could differ from these estimates. The unaudited consolidated pro forma financial information is for informational purposes only and is not necessarily indicative of the operating results or financial position that would be achieved had the Transactions been consummated on the dates indicated and should not be construed as representative of future results of operations or financial position. The pro forma results should be read in conjunction with the financial statements and notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 and Quarterly Report on Form 10-Q for the period ended September 30, 2005.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
In millions, except per share amounts

	Nine Months Ended September 30, 2005
	As Reported	Adjustments	Notes	Pro Forma	Notes
Sales
Ford and affiliates	$9,126	$(5,474)	(1)
		378	(2)
		175	(3)	$4,205

Other customers	4,985	(611)	(1)	4,374

Total sales	14,111	(5,532)		8,579

Costs and expenses
Costs of sales	14,815	$(5,745)	(1)
		(11)	(4)
		175	(3)	9,234
Selling, administrative and other expenses	763	(175)	(3)	588

Total costs and expenses	15,578	(5,756)		9,822

Operating loss	(1,467)	224		(1,243)

Interest income	16	—		16
Debt extinguishment cost	—	—		—
Interest expense	114	—		114

Net interest expense and debt extinguishment cost	(98)	—		(98)
Equity in net income of affiliated companies	22	—		22

Loss before income taxes and minority interests	(1,543)	224		(1,319)
Provision for income taxes	41	—	(5)	41

Loss before minority interests	(1,584)	224		(1,360)
Minority interests in net income of subsidiaries	24	—		24

Net loss	$(1,608)	$224	(6)	$(1,384)	(6), (12)

Net Loss per share
Basic and Diluted (based on 125.8 million shares outstanding)	$(12.78)	$1.78		$(11.00)
See Notes to the Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
In millions, except per share amounts

	Year Ended December 31, 2004
	As Reported	Adjustments	Notes	Pro Forma	Notes
Sales
Ford and affiliates	$13,015	$(8,305)	(1)
		523	(2)
		237	(3)	$5,470

Other customers	5,642	(677)	(1)	4,965

Total sales	18,657	(8,222)		10,435

Costs and expenses
Costs of sales	18,151	$(8,423)	(1)
		(9)	(4)
		237	(3)	9,956

Selling, administrative and other expenses	994	(237)	(3)	757

Total costs and expenses	19,145	(8,432)		10,713

Operating loss	(488)	210		(278)

Interest income	19	—		19
Debt extinguishment cost	11	—		11
Interest expense	104	—		104

Net interest expense and debt extinguishment cost	(96)	—		(96)
Equity in net income of affiliated companies	45	—		45

Loss before income taxes and minority interests	(539)	210		(329)
Provision for income taxes	962	—	(5)	962

Loss before minority interests	(1,501)	210		(1,291)
Minority interests in net income of subsidiaries	35	—		35

Net loss	$(1,536)	$210	(6)	$(1,326)	(6), (12)

Net loss per share
Basic and diluted (based upon 125.3 million shares outstanding)	$(12.26)	$1.68		$(10.58)
See Notes to the Unaudited Pro Forma Consolidated Financial Statements

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
in millions

	As of September 30, 2005
	As Reported	Adjustments	Notes	Pro Forma
Assets
Cash and cash equivalents	$898	$—		$898
Accounts receivable — Ford and affiliates	1,127	—		1,127
Accounts receivable — other customers	1,196	—		1,196

Total receivables, net	2,323	—		2,323

Inventories	575	—		575
Deferred income taxes	35	—		35
Assets held for sale	329	(329)	(7)
Prepaid expenses and other current assets	235	—		235

Total current assets	4,395	(329)		4,066

Equity in net assets of affiliated companies	242	—		242
Net property	3,254	—		3,254
Deferred income taxes	136	—		136
Assets held for sale	623	(623)	(7)	0
Other assets	173	—		173

Total assets	$8,823	$(952)		$7,871

Liabilities and Stockholders’ (Deficit) Equity
Trade payables	$2,333	$—		$2,333
Accrued liabilities	989	(204)	(8)	785
Income taxes payable	8	—		8
Liabilities associated with assets held for sale	228	(228)	(9)	—
Debt payable within one year	433	—		433

Total current liabilities	3,991	(432)		3,559

Long-term debt	1,522	—		1,522
Postretirement benefits other than pensions	709	—		709
Postretirement benefits payable to Ford	94	—		94
Deferred income taxes	288	—		288
Liabilities associated with assets held for sale	2,448	(2,448)	(9)	—
Other liabilities	1,201	42	(10)	1,243

Total Liabilities	10,253	(2,838)		7,415

Stockholders’ (Deficit) Equity
Capital stock
Preferred stock, par value $1.00, 50 million shares authorized, none outstanding	—	—		—
Common stock, par value $1.00, 500 million shares authorized, 131 million shares issued, 129 million outstanding	131	—		131

Capital in excess of par value of stock	3,394	—		3,394
Accumulated other comprehensive (loss) income	(147)	—		(147)
Warrant granted to Ford	—	86	(11)	86
Other	(30)	—		(30)
Accumulated deficit	(4,778)	1,800	(12)	(2,978)

Total stockholders’ (deficit) equity	(1,430)	1,886		456

Total liabilities and stockholder’s (deficit) equity	$8,823	$(952)		$7,871

See Notes to Unaudited Pro Forma Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
The following pro forma adjustments were made to reflect the terms related to the Transactions:
(1)	This adjustment reflects the elimination of sales and costs of sales of the facilities transferred to Ford pursuant to the Transactions. Costs of sales include materials, labor and related benefits, manufacturing overhead and other costs. This adjustment excludes the costs associated with certain Company salaried employees leased to ACH as described in Note 2 below.

(2)	This adjustment reflects the recovery of wages and benefits and other related costs for Company salaried employees leased to ACH under the Visteon Salaried Employee Lease Agreement, effective as of October 1, 2005, between the Company and ACH (“Salaried Lease Agreement”). Under the terms of the Salaried Lease Agreement, the Company will provide ACH with the services of salaried employees to enable ACH to conduct its business. The Company will lease salaried employees and provide agency employees to ACH at a rate approximately equal to the Company’s cost until December 31, 2009, subject to certain options to extend this arrangement at cost plus a predetermined mark-up. Personnel and related costs for manufacturing and facilities and product development and engineering activities for the nine month period ended September 30, 2005 and the year ended December 31, 2004 are summarized as follows:

	September 30, 2005	December 31, 2004
Manufacturing and facilities	$157	$223
Product development and engineering	221	300

Total	$378	$523

(3)	This adjustment reflects the recovery of personnel, including wages and benefits, and other costs for certain information technology and administrative support activities (such as accounting and human resource services) provided by the Company to ACH under both the Salaried Lease Agreement described above, and the Master Services Agreement, dated as of September 30, 2005, between the Company and ACH (“Master Services Agreement”). Under the terms of the Master Services Agreement, the Company will provide agreed upon services to ACH at a rate approximately equal to the Company’s cost until such time as the services are no longer required by ACH but not later than December 31, 2008, subject to certain options to extend this arrangement at cost plus a predetermined mark-up. The adjustment to selling, administrative and other expenses represents a reclassification to reflect the costs of providing these services as costs of sales in the pro forma consolidated statements of operations.

(4)	This adjustment reflects the reduction in post-employment benefit expense related to certain salaried employee retiree obligations assumed by Ford pursuant to the Transactions for employees who retired on or before May 23, 2005.

(5)	No provision or other adjustments for taxes is included in the pro forma consolidated financial statements as any changes in deferred tax assets and liabilities are expected to be offset by changes in the deferred tax asset valuation allowance.

(6)	No adjustment has been made to reflect the elimination of asset impairment charges of $920 million and $244 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, related to the facilities transferred to ACH as part of the Transactions. Further, the As Reported results for the nine month period ended September 30, 2005 include reduced wage and benefits reimbursements to Ford of approximately $170 million for Company-assigned Ford-UAW hourly employees at the transferred facilities as provided for in the March 10, 2005 Funding Agreement with Ford; this agreement was terminated upon the closing of the Transactions.

(7)	This adjustment reflects the assets attributable to the facilities transferred pursuant to the Transactions. Assets Held for Sale are comprised of the following:

September 30, 2005
Portion attributable to current assets:
Inventories	$299
Other current assets	30

Subtotal	329

Portion attributable to non-current assets:
Net property, after asset impairment charge	$595
Other assets	28

Subtotal	623

Total Assets Held for Sale	$952

(8)	On September 30, 2005, Ford advanced the Company approximately $311 million (subject to post closing adjustment) for the estimated purchase price of inventories transferred as part of the Transactions, which amount is included in the Company’s accrued liabilities as of September 30, 2005. This adjustment reflects the recognition of this advance, net of an estimate of post closing adjustments and transaction fees, as a component of the estimated gain from the Transactions as described in Note 12 below.
(9)	This adjustment reflects Ford’s forgiveness and assumption of liabilities in connection with the Transactions. The Liabilities Associated with the Assets Held for Sale are comprised of the following:

September 30, 2005
Portion attributable to current liabilities:
Employee fringe benefits	$187
Other accrued liabilities	41

Subtotal	228

Portion attributable to non-current liabilities:
Postretirement benefits payable to Ford	$2,183
Other liabilities	265

Subtotal	2,448

Total Liabilities Associated with Assets Held for Sale	$2,676

(10)	This adjustment reflects the accounting treatment for certain facilities transferred to Ford and leased back by the Company. The recognition of the sale of these facilities and the related gain is deferred under generally accepted accounting principles.

(11)	Under the terms of the Transactions, the Company issued to Ford a warrant to purchase 25 million shares of the Company’s common stock at an exercise price equal to $6.90 per share. This adjustment reflects the estimated fair market value of the warrant issued to Ford.

(12)	This adjustment reflects the estimated gain, after giving effect to the terms of the Transactions, to be recognized by the Company in the fourth quarter of 2005. This estimated gain includes approximately $2.7 billion related to the forgiveness of postretirement benefits payable to Ford and other assumed liabilities, less the net assets of the transferred facilities and other consideration and is subject to change based on post closing adjustments. This estimated gain has not been reflected in the pro forma consolidated statement of operations for the year ended December 31, 2004 as it is nonrecurring.